Exhibit 99.1
Centerplate
Second Quarter 2008
Earnings Conference Call
Wednesday, August 6, 2008
5:30 PM
Operator
Good afternoon ladies and gentlemen and welcome to Centerplate’s second quarter 2008 earnings conference call. My name is Jen and I will be your conference call facilitator today.
Following opening remarks from Centerplate’s management, there will be a question and answer session. If you have a question, please press the star key followed by the one key on your touch-tone phones.
The earnings release can be found on the company’s web site at www.centerplate.com.
This call is being recorded and is copyrighted. Please note that it cannot be recorded, transcribed or rebroadcast without Centerplate’s permission. Your participation implies consent to our recording of this call. If you do not agree with these terms, simply drop off the line.
I will now turn the call over to Gael Doar, Director of Communications for Centerplate. Please go ahead.
Gael Doar
•	Thank you, Jen. Good afternoon everyone and thank you for joining us.

•	With me on the call today is Kevin McNamara, Centerplate’s Executive Vice President and Chief Financial Officer.

•	Before we get started, I would like to remind you that our comments may contain certain forward-looking statements, which involve uncertainties and are subject to change based on factors beyond our control. Accordingly, our actual performance and events may differ materially from those expressed or implied. I refer you to our recent public filings with the SEC and our earnings release and to our Form 10Q which we will file on Monday, August 11, 2008. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

•	Just to remind all of you, we report adjusted EBITDA, in part, because covenants in the indenture governing our subordinated notes contain ratios based on this measure. Our news release includes a statement reconciling adjusted EBITDA to GAAP net loss for the first two quarters of 2008 and 2007.

•	Now I would like to turn the call over to Kevin McNamara – Kevin.
Kevin
•	Good afternoon everyone and thank you for joining us.

•	Unfortunately, Janet Steinmayer, our President and CEO, has a family medical emergency and will not be able to be on the call this afternoon. We fully expect that she will be back to work in the next few days.

•	I would like to begin today by updating you on our process to evaluate a range of capital structure and other alternatives.

•	As you know, in May we initiated a formal process to seek a solution that will give the company the flexibility it needs to strengthen and grow the business.

•	It has been a rigorous process. While we’re not in a position to provide specifics at this time, and still have work to do, we’re making good progress and we’ll announce the outcome as soon as we have completed the process.

•	In addition, as we have previously disclosed, in May we entered into an amendment to our credit facility to adjust our financial ratios to allow us to pay interest on the subordinated notes until October of this year. If our evaluation process is not completed by October 2008 and we are unable to meet our financial ratios, we will need to obtain a further amendment to our credit facility, which we would vigorously pursue.

•	Very importantly, as we work through these strategic alternatives we continue to remain intensely focused on providing the superior service our customers have come to expect. We recognize that we have a commitment to our clients to deliver value and excellent service, and we’re not going to let anything stand in the way of delivering on our promise.

•	Centerplate has a great franchise, a great team and many exciting things happening at our venues.

•	For example, on June 7 we served approximately 94,000 guests at the Belmont Stakes. This represented more than double the attendance at the 2007 race and resulted in a significant increase in sales.

•	On July 17, Centerplate served dinner to nearly 18,000 members of The Alpha Kappa Alpha Society at the Walter E. Washington Convention Center. The week-long conference culminated in possibly the largest sit-down dinner in convention history and was an extraordinary effort across the Centerplate organization.

•	We also served as the culinary host at Major League Baseball’s All-Star Game at Yankee Stadium on July 15 which turned out to be the longest game in All-Star history. While the results of this game will be reflected in our third quarter results, the initial per capita results and revenues eclipsed last year’s All-Star Game which we also hosted at AT&T Park in San Francisco.

•	And finally, we hosted the Minor League All-Star Game at Louisville Slugger Field on July 18. Initial reports indicate that concession and merchandise sales set single-game records for this Triple A All-Star Event.
Turning to our second quarter results:
•	Second quarter 2008 sales of $238.3 million increased $37.5 million, or 18.6%, versus the second quarter of 2007.

•	The increase in net sales was driven principally by:
o	Sales at MLB Parks, primarily due to the opening of Nationals Park in Washington, D.C. and increased attendance and per capita spending at Tropicana Field, home of the Tampa Bay Rays.

o	Sales at Arenas, behind strong results at the new Prudential Center, home of the New Jersey Devils, which opened last October and the New Orleans Arena where the Hornets played deep into the NBA Basketball playoffs.

o	Convention Centers sales, where we saw an increase in the number of events at the San Diego, Vancouver and Colorado Convention Centers, and

o	Sales at the Belmont Race Track due to the increased interest in this year’s Triple Crown.
•	Offsetting these increases was a modest sales decrease at our minor league baseball facilities due primarily to weather and attendance.
Adjusted EBITDA
•	Adjusted EBITDA for the second quarter increased $2.0 million, or 10.7%, to $20.2 million, versus the second quarter of 2007. The increase in adjusted EBITDA was partially offset by $1.5 million in legal and investment banking costs associated with the exploration of the company’s capital structure and other alternatives. Excluding these costs, adjusted EBITDA would have increased $3.5 million, or 18.9%, to $21.7 million compared to the second quarter of 2007.

Net Income
•	The company reported net income for the second quarter of 2008 of $1.0 million, or $0.05 per share, compared to net income of $2.2 million, or $0.10 per share, for the second quarter of 2007. The decline was primarily due to higher interest expense which was driven primarily by fees associated with the amendments to the company’s credit facility and legal and investment banking fees associated with the exploration of the company’s capital structure and other alternatives. Excluding these fees the company would have reported net income of $4.8 million, or $0.23 per share.

•	Cost of Sales in the quarter increased 4 tenths of a point versus prior year primarily due to higher commissions driven by the opening of Nationals Park in Washington, D.C. and the New Jersey Devils new arena. SG&A expenses increased 1 tenth of a point due to the $1.5 million in fees associated with the exploration of the company’s capital structure and other alternatives.

•	On a year-to-date basis, sales increased $45.3 million, or 13.9%, to $371.5 million and adjusted EBITDA declined $2.4 million, or 11.7%, to $18.2 million. This decline in adjusted EBITDA was primarily driven by softness in convention centers and minor league ball parks due in part to current economic conditions. The net loss year-to-date of $10.1 million or $0.48 per share compares to last year’s net loss of $5.8 million or $0.26 per share.
CapEx
•	Turning to capital expenditures, total CapEx in the second quarter was $14.6 million, compared to $6.5 million in the second quarter of 2007: $4.2 million of this was maintenance CapEx (compared to $4.7 million during the second quarter of 2007) and $10.4 million was growth CapEx (compared to $1.8 million in the second quarter of 2007).

•	CapEx spending to date is $7.7 million in maintenance CapEx (compared to $8.9 million in the first half of 2007) and $13.1 million in growth CapEx (compared to $3.2 million in the first half of 2007.) This higher growth CapEx was driven by the opening of the new Nationals Park in late March 2008 and the acquisition of four new contracts in the Indianapolis area.

•	We estimate total capital expenditures for 2008 to be in the range of $40 to $50 million ... comprised of between $20 to $25 million in maintenance CapEx and $20 to $25 million in growth CapEx. Approximately $8 million of this maintenance CapEx represents capital commitments carried over from 2007 because of the timing of construction projects.

•	Looking at our balance sheet, at the end of the second quarter of 2008 we had:
o	$45.2 million in cash on hand and $7.2 million in the unused portion of our revolving credit facility, and

o	$46.6 million in current portion of long-term debt and $214.5 million in long-term debt.

Renewals
•	As we began 2008, approximately $72 million or 9.8% of our 2007 net sales were up for renewal. This does not include the Yankees.

•	To date, we have renewed, or are in negotiations to renew, approximately $53.5 million or 7.2%, and have 1.9% left to renew.
Wrap Up
•	The next six weeks will be busy at Centerplate as we coordinate openings at the Orange County Convention Center (which we began operating this past Monday), Lucas Oil Stadium, the University of Alabama, and the Tides Restaurant in the San Diego Convention Center.

•	We also are working closely with the Democratic Party as Senator Obama has chosen INVESCO Field at Mile High as the site of his acceptance of his party’s nomination for President of the United States.

•	And, the Republicans will be in St. Paul in early September at the Excel Energy Center, another Centerplate venue, for their party’s convention.

•	While overall we are pleased with this quarter’s results, we still face a challenging economic environment. For the remainder of this year, we will focus on our business fundamentals and service to our clients, as well as pursue our strategy to grow our business.

•	We thank you for your continued support as we address the issues facing our company and our industry in these challenging economic times.

•	And now I’d be happy to take your questions. Operator?
Operator
Thank you. If you have a question, please press the star key, followed by the one key on your touch-tone phone. If you are on a speaker phone, we do ask that you please pick up your handset to minimize any background noise. And if at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. One moment please while we assemble the list.
Questions and Answer
Kevin McNamara Closing Remarks
•	Thank you again for joining us on today’s conference call and for your interest in Centerplate. We look forward to talking to you again soon.